EXHIBIT B

LOAN AGREEMENT

THIS AGREEMENT made this 17th day of August, 2007 between Samsara Properties Limited, a Limited Company incorporated and existing under the International Business Companies Act (Cap 291) of the British Virgin Islands and having its Registered Office at The Offices of Trident Trust Company (BVI) Limited, Road Town, Tortola, British Virgin Islands hereinafter called as “the Borrower”, (which expression unless it be repugnant to the context or meaning shall mean and include its successors and permitted assigns), AND Tata Limited having its Registered Office at 18 Grosvenor Place, London SW1X 7HS hereinafter called “the Lender” which expression unless it be repugnant to the context or meaning thereof shall mean and include its successors and assigns).

WHEREAS at the request of the Borrower, the Lender has agreed to grant a Loan of USD 300 million (United States Dollars Three Hundred Million only) to the Borrower on the terms and conditions herein mentioned, and also prescribed in the Lender’s Facility Advice Letter dated 16th August 2007.

WITNESSETH THAT:

1.	In this agreement unless the context otherwise requires:
(a)

“Proposal means the application / proposal made by the Borrower to the Lender for the loan and where the context so requires all other information submitted by the Borrower to the Lender with a view to get the Lender to sanction and make available the loan to the Borrower;

(b)

“Facility Advice Letter” means the letter dated 16th August 2007 addressed by the Lender to the Borrower all the contents of which shall be treated as forming part of this Agreement, advising the sanction of the loan on the terms, conditions and securities as mentioned therein and which has been accepted by the Borrower.

2.

The Borrower hereby agrees to borrow from the Lender and the Lender hereby agrees to lend to the Borrower a Loan of USD 300 million (United States Dollars Three Hundred Million only) hereinafter referred to as “the Loan” and in consideration of the Lender having agreed to grant to the Borrower the Loan, the Borrower hereby irrevocably agrees, undertakes and confirms to the Lender as follows:

3.

On the performance of the Borrower of all conditions precedent as hereinafter provided and upon receipt of the Drawdown Notice from the Borrower, the Lender may at its sole and absolute discretion disburse the Loan to the Borrower. The Loan may be disbursed in full or in such tranches as mentioned in the Facility Letter or if not mentioned then as may be mutually agreed upon by and between the Borrower and the Lender and in case when disbursed in tranches then each Drawdown Notice will comply with the above requirements and will mention the amount to be disbursed.

4.	A Loan account will be opened in the books of accounts of the Lender in the name of the Borrower in respect of the Loan. The Borrower shall give a written notice to the Lender

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(“Drawdown Notice”) specifying the proposed date of Drawdown, which should be a day on which Lender in London is open for business (“Business Day”), and either giving details of bank account(s) where the proceeds of the Loan are to be remitted or requesting for the issuance of the cheque / pay order / demand draft for the proceeds of the Loan. The Drawdown Notice should reach the Lender at least two (2) full Business Days before the date of the proposed Drawdown, failing which the Lender may, at its sole and absolute discretion, disburse the Loan after the proposed date of Drawdown. The total Loan amount of USD 300 million only may be disbursed in full at the request of the Borrower.

5. (i)	The Borrower shall pay to the Lender interest on the outstanding amount of the Loan at the rate of 6.25% per annum.
(ii)

All interest payable under the Agreement shall accrue from day to day and be calculated on the basis of the actual number of days elapsed with the denominator being 365 days and shall be payable by the Borrower on maturity.

(iii)

Any default by the Borrower in payment of the Dues as defined below in respect of the principal amount, interest and / or any other charges under the Loan or of any of the terms and conditions herein, would entail an additional interest charge of 0.25% p.a. [in addition to the interest rate stipulated in clause (5)(i) above] on the entire outstanding, leviable from the date of the default, without prejudice to the Lender’s other rights available as per this Agreement and in law. Provided also that the obligation to pay additional interest shall not entitle the Borrower to set up a defence that no event of default as mentioned hereinafter has occurred.

(iv)	If any payment falls due on a day which is not a Business Day, then the immediately preceding Business Day shall be the payment day for the purpose of this Agreement.
6. (i)

The entire principal amount of the Loan shall, if not demanded earlier by the Lender as mentioned hereinafter, be repaid by the Borrower to the Lender at the end of 6 (six) months from the date of first drawdown.

(ii)

No notice, reminder or intimation shall be given to the Borrower regarding its obligation to pay the amounts payable hereunder and it shall be entirely the Borrower’s responsibility to ensure prompt and regular payment of the amounts payable by the Borrower to the Lender when due and in the manner herein provided.

(iii)

Notwithstanding anything contained herein the Lender may at its sole and absolute discretion, by notice to the Borrower, cancel the disbursement of the Loan if the Drawdown / first Drawdown in case of disbursement in tranches, does not take place, for any reason whatsoever, on or before the expiry of 15 days from the date hereof.

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(iv)

All sums payable by the Borrowers under the Agreement shall be paid free of any restriction or condition and free and clear of and without any counter claim, set off, or deduction except for withholding tax, if applicable as per the laws of the United Kingdom.

7.

The Borrower will execute a demand promissory note for the amount of the Loan together with interest payable thereon, at the rate as stated above and such further documents, forms and papers as the Lender may in its discretion from time to time require in respect of the Loan.

8. (i)

The Borrower agrees and undertakes to obtain prior to Drawdown all the consents, licences, approvals, which are necessary for the Borrower to lawfully enter into this Agreement and for the due performance of the obligations of the Borrower hereunder and to ensure that this Agreement is enforceable in accordance with its terms. The obtainment by the Borrower of all such necessary consents, licences, approvals shall be a condition precedent to Drawdown.

(ii)	In addition, the delivery of the following items in form and substance satisfactory to the Lender shall be conditions precedent to Drawdown:
(a)

a certified copy of the resolution passed by the Board of Directors of the Borrower authorizing the loan herein provided for, the execution of this Agreement, the execution of all other documents as may be required to be executed hereunder and all the other documents (wherever necessary and required by the Lender); and

(b)	the execution of the promissory note by the Borrower in terms of clause (7) hereinabove.
9.	The Borrower hereby represents and warrants to the Lender on a continuing basis as under:
(a)

That the Borrower is legally and properly organized and is in existence as a limited company incorporated and existing under the provisions of the International Business Companies Act (Cap 291) of the British Virgin Islands and does not suffer from any statutory or legal infirmities affecting the pursuit or running of its business / undertaking.

(b)

That under the Memorandum and Articles of Association of the Borrower, the Borrower is empowered and authorized to execute this Agreement and all other documents hereunder required to be executed to avail the Loan and that the Borrower has taken all necessary corporate and other actions for execution of this Agreement and availing of the Loan from the Lender;

(c)

That this Agreement and all documents, hereunder as required, when executed by the Borrower will be valid and binding obligations of the Borrower and enforceable in accordance with their respective terms and the person / persons

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executing this Agreement (on behalf of the Borrower) and any other document to be executed pursuant hereto, is / are duly and properly authorized to execute the same;

(d)	That the Borrower does not violate any covenants, conditions and stipulations under any existing agreement entered into by the Borrower with any third party, by availing the Loan from the Lender.
(e)

That there is no action, suit, proceeding or investigation pending or to the knowledge of the Borrower threatened by or against the Borrower or the property of the Borrower before any Court of Law or Government authority or any other competent authority which might have a material effect on the financial and other affairs of the Borrower or which might put into question the validity, enforceability or performance of this Agreement or any of its terms and conditions.

10.	The Borrower agrees to utilize the Loan only for the purposes as set forth in its Proposal for Loan.
11.

In the event the Borrower fails to pay when due any sum which it may owe to the Lender and the Lender shall commence legal proceedings to recover such sum, the Borrower will further pay the Lender all advances, charges, cost and expenses, including reasonable legal fees, incurred or paid by the Lender in exercising any right, power or remedy conferred by this Agreement, (or in the enforcement thereof shall become a part of the indebtedness secured hereunder and shall be paid to the Lender by the Borrower immediately and without demand).

12.

At the option of the Lender, and without necessity of any demand upon or notice to the Borrower, all of which are hereby expressly waived by the Borrower, and notwithstanding anything contained herein or in any security documents executed by / to be executed by the Borrower in the Lender’s favour, the said Dues and all of the obligations of the Borrower to the Lender hereunder, shall immediately become due and payable irrespective of any agreed maturity, upon the happening of any of the following events (“Events of Default”)

(a)

If any representations or statements or particulars made in the Proposal of the Borrower are found to be incorrect or the Borrower commits or threatens to commit any breach or default in performance or observance of these presents or fails to keep or perform any of the terms or provisions of any other agreement between the Lender and Borrower in respect of the Loan;

(b)	If the Borrower commits any default in the payment of principal or interest of any obligation of the Borrower to the Lender when due and payable;
(c)	If any attachment, distress, execution or other process against the Borrower, or any of its properties is enforced or levied upon;

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(d)

If there is a failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, if the Borrower suspends payment to any creditors or threatens to do so, any petition in bankruptcy of by, or against the Borrower is filed or any petition for winding up of the Borrower is filed and not withdrawn within 30 days of being admitted.

(e)

If the Borrower is unable to pay its debts or if a liquidator or receiver is appointed in respect of any property or estate of the Borrower or the Borrower goes into liquidation for the purpose of amalgamation or reconstruction, except with prior written approval of the Lender;

(f)	If a receiver is appointed in respect of the whole or any part of the property /assets of the Borrower;
(g)	If the Borrower ceases or threatens to cease or carry on its Business;
(h)

If any circumstance or event occurs which in the opinion of the Lender, would or is likely to prejudicially or adversely affect in any manner the ability / capacity of the Borrower to perform or comply with its obligations hereunder and / or to repay the Loan or any part thereof;

(i)	If the Loan or any part thereof is utilized for any purpose other than the purpose for which it is sanctioned by the Lender;
(j)	If any substantial change in the constitution or management of the Borrower occurs without previous written consent of the Lender or the Management ceases to enjoy the confidence of the Lender;
(k)

If any of the foregoing events occur in relation to any third party which now or hereafter has guaranteed or provided security for or given any indemnity in respect of any money obligation or liability hereby secured or such third party if individual shall commit an act of bankruptcy or die or become incompetent to contract;

(l)

lf any event of Default or any event which, after the notice or lapse of time or both would constitute an Event of Default shall have happened, the Borrower shall forthwith give the Lender notice thereof in writing specifying such Event of Default, or such event. The Borrower shall also promptly inform the Lender if and when any statutory notice of winding-up under the provisions of the International Business Companies Act (Cap 291) or any other law or of any suit or legal process intended to be filed / initiated against the Borrower, is received by the Borrower. On the question whether any of the above events / circumstances have occurred / happened, the decision of the Lender shall be final, conclusive and binding on the Borrower.

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13.

The rights, powers and remedies given to the Lender by this agreement shall be in addition to all rights powers and remedies given to the Lender by virtue of any other security, statute, or rule of law.

14.

The Borrower shall not assign or transfer any of its rights and / or obligations under this Agreement to anyone (save and except a Group Company of the Borrower) except with the prior written permission of the Lender which permission shall not be unreasonably withheld. No delay in exercising or omission to exercise any right, power or remedy accruing / available to the lender upon any default or otherwise hereunder or any other security documents / letters of guarantee shall impair or prejudice any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence therein and any single or partial exercise of any right, power or remedy hereunder shall not prejudice the further exercise thereof and every right and remedy of the Lender shall continue in full force and effect until such right, power or remedy is waived by an instrument in writing executed by the Lender.

15.

The Borrower shall indemnify and hold the Lender harmless from and against any and all loss, damage or other consequences which may arise or result from giving the Loan to the Borrower or performing any service to the Borrower hereunder and shall reimburse the Lender upon demand for any payment, loss and damage which the Lender may make, suffer or sustain by reason or on account thereof and shall upon request appear and defend at the Borrower’s own cost and expense any action which may be brought against the Lender in connection therewith, provided the default is on account of the Borrower.

16.

The Borrower shall reimburse and pay to the Lender all costs, charges and expenses including stamp duty and legal costs on actual basis and other charges and expenses which may be incurred in preparation of these presents and related to and / or incidental documents and enforcement of the rights of the Lender hereunder or any other document, security created /executed by the Borrower in favour of the Lender.

17.

The Borrower agrees to accept the statement of account sent by the Lender or by any other authorized representative of the Lender as conclusive proof, unless otherwise proved to the satisfaction of the Lender, of the correctness of any sum claimed to be due from it save and except manifest errors.

18.

The Borrower shall execute at its own cost in favour of the Lender or any nominee of the Lender any further / additional / fresh deeds / documents, etc. whenever required by the Lender to do so in respect of the Loan.

19.

All instructions and correspondence relating to any business, the Borrower may have with the Lender are to be sent at the Borrower’s risk and the Lender does not assume any responsibility for any inaccuracy, interruption, error or delay or total failure in transmission or delivery by post, telegraph, cable, telex or other written form of electronic communication.

20.	Any notice or demand hereunder shall be in writing, signed by any of the Lender’s officers and may be made by leaving the same or sending it through the post addressed to

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the Borrower at the address specified above or the address last known to the Lender, and a notice or demand so given or made shall be deemed to be given or made on the day it was so left or, as the case may be, two business days following that on which it was so posted, and shall be effectual notwithstanding that the same be returned undelivered and notwithstanding the Borrower’s change of address. In case of the Lender, such notice is to be given at its address mentioned above and will be deemed to be given when received by the Lender.

21.	If any provision of this Agreement is illegal, invalid or unenforceable for any reason, it will be severed from the remaining provisions, which will remain unaffected.
22.

The Borrower hereby expressly and unconditionally agrees that notwithstanding anything to the contrary contained in any documents, deeds, letters executed by the Borrower in favour of the Lender, that during the subsistence of the Loan, the Lender shall have the liberty to shift, sell or assign to any other Institution / entity, at it sole discretion, without notice to the Borrower, from time to time, a part or portion of the outstandings under the Loan to any other Institution / Bank / organization or entity whether located / placed in the United Kingdom or outside the United Kingdom.

23.

This Agreement shall be governed by and construed in all respects with the Laws of the United Kingdom and the parties hereto agree that any matter or issues arising hereunder or any dispute hereunder shall, at the option/discretion of the Lender, be subject to the non-exclusive jurisdiction of the Courts of the City of London in the United Kingdom.

For Tata Limited	For Samsara Properties Limited
(The Lender)	(The Borrower)
/s/ SA Hasan	/s/ Anil P. Goel
Director/Authorized Signatory	Director / Authorized Signatory
Place: LONDON	Place: MUMBAI
Date: 17/08/2007	Date: 17/08/2007

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DEMAND PROMISSORY NOTE

for

USD 300,000,000

ON DEMAND We, Samsara Properties Limited, a company incorporated under the provisions of the International Business companies Act (Cap 291) of the British Virgin Islands and having our registered office at The Offices of Trident Trust Company (BVI) Limited, Road Town, Tortola, British Virgin Islands, promise to pay to Tata Limited or order at its office at London the sum of USD 300,000,000 (United States Dollars Three Hundred Million) together with interest from the date hereof, at the rate of 6.25% per annum or such other rate as may be fixed from time to time, payable on maturity, for value received.

For and on behalf of

Samsara Properties Limited

/s/ Anil P. Goel

Director